SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2001

PROCARE INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Colorado
(State of other jurisdiction of incorporation)

0-13066
(Commission File Number)

84-0932231
(I.R.S. Employer Identification No.)

1960 White Birch Drive, Vista, California       92083
(Address of principal executive offices)           Zip Code

     Registrant's telephone number, including area code: (760) 599-8558

Item 5. OTHER MATERIAL EVENTS.

        On April 13, 2001, the Registrant entered into a nonbinding letter of intent with HK Utility Construction, Inc. (“HK”), a newly-formed private corporation. The terms of the proposed transaction are set forth in the letter of intent attached as Exhibit 10.1. In a planned transaction described in the letter of intent, HK would be merged into a subsidiary corporation of the Registrant in exchange for approximately 14.8 million shares of common stock of the Registrant to be issued to the HK shareholders.

RISK FACTORS

        The transaction may not close.

        The proposed merger transaction with HK is subject to a number of conditions, including preparation and signing of a definitive merger agreement and obtaining approval of shareholders of HK. Registrant or HK may be unable to meet the applicable conditions or the transaction could be abandoned for other reasons.

        HK shareholders would control Registrant.

        If the proposed merger transaction is completed, the former HK shareholders would own approximately 14.8 million shares of stock equal to approximately 93% of the outstanding common stock. As a result, the present holders of Registrant’s common stock would not be in a position to effect any control fo the Registrant after the transaction.

        The combined companies will require additional financing.

        It is anticipated that HK will be a wholly-owned subsidiary corporation of Registrant following the merger transaction. HK will require substantial additional capital resources in order to fully develop its business plan. Registrant and HI will seek additional financing following completion of the transaction, the terms of which are presently unknown and which may be disadvantageous to Registrant’s shareholders, including the former shareholders of HK.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

        The following exhibits are filed as a part of this report.

        (c)         Exhibits.

                        Exhibit 10.1 Letter of Intent with HK Utility Construction, Inc. dated April 11, 2001.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                                                       PROCARE INDUSTRIES, LTD.

Date         April 17, 2001                                                                         By: /s/ Robert W. Marsik
                                                                                                                              Robert W. Marsik, President

EXHIBIT INDEX

Exhibit No.                                                     Exhibit Description                                                                                     Page

          10.1                                                         Letter of Intent with HK Utility Construction, Inc.                                     5
                                                                          dated April 11, 2001.